Exhibit 10.1
IMPORTANT — ACTION REQUIRED: In order for your FY10 stock awards to become effective, you must use the voting button at the top of this email, click on “I agree to the award terms & conditions” and reply by 28 February 2010. Failure to respond by this date will result in forfeiture of your award.

Company Confidential Communication to: «First_name» «Last_name»
I would like to take this opportunity to thank you for your commitment to the Company both in the past and most importantly looking forward. You play an important role in the future performance of our Company.
One of the priorities of our management compensation program is to provide you with the opportunity to share in the long-term success of Air Products. As a result, I am pleased to present your 2010 stock awards under the Company’s Long-Term Incentive Plan. These awards make up the long-term component of your total pay package and link your personal wealth to the performance of the Company.
Your 2010 awards are valued at $<Tot Value> and include:
•	A Nonstatutory Stock Option to purchase «Stock_Option» shares of Common Stock at a purchase price of $83.60 per share, which is the 1 December 2009 closing sale price of a share of Common Stock, valued at $«SO Value»; and

•	An award of «RSU» 4-Year Restricted Shares of Company Common Stock issued to you as of 1 December 2009 valued at $<RS Value>; and

•	«Perf_Share» Deferred Stock Units with a three year performance period valued at $<PS Value>, each Unit (a “Performance Share”) being equivalent in value to one share of Common Stock.
Thank you again for your dedication and on-going contributions to Air Products.
Your 2010 Awards are subject to and contingent upon your agreement to the attached conditions described in Exhibit A. Please read these conditions carefully, particularly the descriptions of “Prohibited Activities”. This letter, together with its Exhibit, constitutes the agreement governing your 2010 Awards (“Awards Agreement”). Your 2010 Awards are also at all times subject to the applicable provisions of the Long-Term Incentive Plan (the “Plan”) and to any determinations made by the Committee (or its delegate) with respect to your 2010 Awards as contemplated or permitted by the Plan or the Conditions.
Neither your 2010 Awards, this Awards Agreement or the Plan constitute a contract of employment; nor do they guarantee your continued employment for any period required for all or any of your 2010 Awards to vest, become exercisable, be earned or be paid out. Except as otherwise indicated all capitalized words used in this Awards Agreement have the meanings described in the Plan.

WITNESSETH the due execution of this Awards Agreement at Allentown, Pennsylvania effective as of the 1st day of December 2009 intending to be legally bound hereby.

AIR PRODUCTS AND CHEMICALS, INC.
By:

John E. McGlade

Exhibit

EXHIBIT A
AIR PRODUCTS AND CHEMICALS, INC. (the “Company”)
LONG-TERM INCENTIVE PLAN
FY2010 AWARD AGREEMENT
1.	As described in the foregoing grant letter, you are hereby granted FY2010 Awards consisting of Stock Options (“Options”), Restricted Shares of Company Common Stock (“Restricted Shares”), and Deferred Stock Units to be called “Performance Shares” under the Air Products and Chemicals, Inc. Long-Term Incentive Plan (the “Plan”). The Options are “Nonstatutory Stock Options” as described in Section 6 of the Plan. The Restricted Shares are described in Section 8 of the Plan. The Deferred Stock Units are described in Section 9 of the Plan. The Management Development and Compensation Committee of the Company’s Board of Directors (the “Committee”) has approved these Awards subject to the applicable provisions of the Plan and the terms of this Agreement, and contingent upon your acceptance of this Agreement. Except as noted herein, all capitalized terms used in this Agreement have the meaning ascribed to them in the Plan. A copy of the Plan is available from the Corporate Secretary’s Office of the Company, 7201 Hamilton Boulevard, Allentown, PA 18195-1501.
2.	Each Option entitles you to purchase one share of Company Common Stock (“Share”) at a purchase price of $83.60 (the “Grant Price”) as described below. You can first purchase Shares as follows: (i) up to one-third of the Shares may be purchased on or after 1 December 2010 and (ii) up to an additional one-third of such Shares may be purchased on or after 1 December 2011 and 2012, respectively. The Options are granted as of 1 December 2009 and will continue for a period of ten (10) years from such grant date and will expire and no longer be exercisable after 1 December 2019.
3.	You may purchase Shares covered by an Option by providing to the Company’s agent, Fidelity Stock Plan Services, LLC or any successor thereto (“Fidelity”), notice of exercise of the Option in a form designated by Fidelity and the Grant Price of the Shares. Payment of the Grant Price and applicable taxes may be made in cash or by providing an irrevocable exercise notice coupled with irrevocable instructions to Fidelity to simultaneously sell the Shares and deliver to the Company on the settlement date the portion of the proceeds representing the Grant Price and any taxes to be withheld. Payment of the Grant Price may also be made by delivery or attestation of ownership of other Shares of Common Stock owned by you with a Fair Market Value equal to the Grant Price, in which case the number of Shares acquired in the exercise will be reduced by an amount equal in value to the amount of any taxes required to be withheld and by any Shares attested.
4.	Your Options terminate as of the close of business on the last day of your employment with the Company and all its Subsidiaries, unless your employment ends due to your death, Disability or Retirement on or after 30 November 2010. Upon your, death, Disability or Retirement on or after 30 November 2010, any unexercisable portion of the Options will be extended for the remaining term of the award (that is, will become exercisable) as if you have continued to be an active employee of the Company or a Subsidiary. Notwithstanding the above, if your employment with the Company or a Subsidiary is involuntarily terminated by the Company on or after 30 November 2010 due to action necessitated by business conditions, including, but not limited to, job eliminations, workforce reductions, divestitures of facilities, assets or businesses, sale by the Company of a Subsidiary or plant closing, your exercisable Options will not be terminated but will continue to be exercisable in accordance with their terms for six months following your last day of employment with the Company or a Subsidiary.
5.	In the event of a Change in Control, the Options shall become exercisable on the later of the Change in Control or the first date more than six months from grant. In the event of any other change in the outstanding shares of the Common Stock of the Company or the occurrence of certain other events described in Section 12 of the Plan, an equitable adjustment shall be made in the number or kind of Shares or the Grant Price for Shares covered by your Options.
6.	Options are nonassignable and nontransferable except to your Designated Beneficiary, by will or the laws of descent and distribution, or by gift to family members or to trusts of which only family members are beneficiaries. Such transfers by gift can be made only after the Option has become exercisable and subject to such administrative procedures and to such restrictions and conditions as the officers of the Company shall determine to be consistent with the purposes of the Plan and the interests of the Company and/or to be necessary or appropriate for compliance with all applicable tax and other legal requirements. Subject to the foregoing, you may transfer Options by gift only by delivering to the Company at its principal offices in Allentown, Pennsylvania, written notice of the intent to transfer the Options on forms to be provided by the Company.
7.	The Restricted Shares shall be issued to you as of 1 December 2009. Upon issuance of the Restricted Shares, you shall have all the rights of a shareholder with respect to the Restricted Shares, including the right to vote such Restricted Shares and receive all dividends or other distributions paid with respect to the Restricted Shares, subject to the restrictions contained in Paragraph 8 below. In the event of any change in the outstanding shares of Common Stock of the Company or the occurrence of certain other events described in Section 12 of the Plan, an equitable adjustment of the number of Restricted Shares covered by this Agreement shall be made consistent with the impact of such change or event upon the rights of the Company’s other shareholders, and any additional Shares of Common Stock issued to you as a result of such adjustment shall be Restricted Shares subject to this Agreement, including, without limitation, the restrictions contained in Paragraph 8.
8.	The “Restriction Period” with respect to the Restricted Shares shall be the period beginning 1 December 2009 and ending on the earliest of 1 December 2013; your death, Disability or Retirement on or after 30 November 2010, or a Change in Control of the Company. During the Restriction Period, the Restricted Shares may not be sold, assigned, transferred, encumbered, or otherwise disposed of by you; provided however, that such Restricted Shares may be used to pay the Grant Price by attestation upon your exercise of Stock Options, with the stipulation that the Restricted Shares attested will remain subject to the restrictions of this Paragraph 8 and the terms of this Agreement. If your employment by the Company and all its Subsidiaries is terminated for any reason prior to 30 November 2010, or for any reason other than death, Disability or Retirement prior to 30 November 2013, the Restricted Shares shall be forfeited in their entirety; provided that, in the event of a Change in Control of the Company, your rights to the Restricted Shares shall become immediately transferable and nonforfeitable. At the end of the Restriction Period, all nonforfeited Restricted Shares shall become transferable and otherwise be regular Shares.
9.	At the end of the Restriction Period, and, if earlier, upon your election to include the value of the Restricted Shares in your federal taxable income pursuant to Internal Revenue Code Section 83(b), payment of taxes required to be withheld by the Company must be made. When taxation occurs at the end of the Restriction Period, applicable taxes will be withheld by reducing the number of the Restricted Shares issued to you by an amount equal in market value to the taxes required to be withheld. In the event you make a Section 83(b) election, applicable taxes must be paid in cash to the Company at the time the election is filed with the Internal Revenue Service.
10.	In the event your employment is terminated due to your death on or after 30 November 2010, the Restricted Shares shall be transferred free of restriction, reduced by any applicable taxes, to your Designated Beneficiary or, if none, to your legal representative.
11.	The Performance Shares granted to you will be earned at the percentage indicated on the attached Earnout Schedule corresponding to the level of Earnings Per Share Growth and spread of Return on Capital Employed over the Company’s cost of capital achieved for a three fiscal year performance cycle ending 30 September 2012. Subject to the forfeiture conditions contained in Paragraph 12, each earned Performance Share will entitle you to receive, at the end of the Deferral Period (as defined below), one Share.
12.	The Deferral Period will begin on the date of this Agreement and will end on 30 September 2012. If your employment by the Company and all its affiliates is terminated for any reason prior to 30 September 2010, all your Performance Shares will be automatically forfeited in their entirety. If your employment by the Company and all its affiliates terminates on or after 30 September 2010, but during the Deferral Period, other than due to death, Disability or Retirement, you will forfeit all of your Performance Shares. If your employment by the Company and all its affiliates is terminated on or after 30 September 2010, but during the Deferral Period, due to death, Disability or Retirement, you will forfeit a pro-rata portion of your earned Performance Shares which portion in each case shall be based on the number of full months you worked during the Deferral Period.
13.	Performance Shares earned and not forfeited shall be paid, reduced by the number of Shares equal in market value to any applicable taxes, as soon as administratively practical after the end of the Deferral Period, in Shares. No cash dividends or other amounts shall be payable with respect to the Performance Shares during the Deferral Period. At the end of the Deferral Period, for each earned and nonforfeited Performance Share, the Company will also pay to you a cash payment equal to the dividends which would have been paid on a Share during the Deferral Period (“Dividend Equivalents”), net of applicable taxes.
14.	If your employment by the Company or a Subsidiary terminates during the Deferral Period due to death, payment in respect of earned Performance Shares that are not forfeited and of related Dividend Equivalents shall be made, as soon as practical after the Deferral Period, to your Designated Beneficiary or, if none, your legal representative, net of applicable taxes.
15.	In the event of any change in the outstanding Shares of Common Stock of the Company or the occurrence of certain other events as described in Section 12 of the Plan, an equitable adjustment of the number of Performance Shares covered by this Agreement shall be made as provided in the Plan.
16.	Notwithstanding anything to the contrary above, any Performance Shares earned or paid and any related Dividend Equivalents paid to you may be rescinded within three years of their payment in the event: the earning of such Performance Shares is predicated upon the achievement of financial results that are subsequently the subject of a restatement; the Committee determines in its sole discretion that you engaged in misconduct that caused or partially caused the need for the restatement; and the Performance Shares would not have been earned or a lesser amount of Performance Shares would have been earned based upon the restated financial results. In the event of any such rescission, you shall pay to the Company the amount of any gain realized or payment received as a result of any rescinded payment, in such manner and on such terms as may be required, and the Company shall be entitled to reduce the amount of any amount owed to you by the Company or any Subsidiary by such gain or payment.
17.	In the event the Company determines, in its sole discretion, that you have engaged in a “Prohibited Activity” (as defined below), at any time during your employment, or within one year after termination of your employment from the Company or any Subsidiary, the Company may forfeit, cancel, modify, rescind, suspend, withhold, or otherwise limit or restrict any unexpired, unpaid, unexercised, or deferred Awards outstanding under this Agreement, and any exercise, payment, or delivery of an Award or Shares pursuant to such an Award may be rescinded within six months after such exercise, payment, or delivery. In the event of any such rescission, you shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment, or delivery, in such manner and on such terms as may be required by the Company, and the Company shall be entitled to reduce the amount of any amount owed to you by the Company or any Subsidiary by such gain or payment.
The Prohibited Activities are:

(a)	Your making any statement, written or verbal, in any forum or media, or taking any action in disparagement of the Company or any Subsidiary or affiliate thereof (hereinafter, the “Company”), including but not limited to negative references to the Company or its products, services, corporate policies, current or former officers or employees, customers, suppliers, or business partners or associates;

(b)	Your publishing any opinion, fact, or material, delivering any lecture or address, participating in any film, radio broadcast, television transmission, internet postings, social media, and/or any other electronic medium; or communicating with any representative of the media relating to confidential matters regarding the business or affairs of the Company which you were involved with during your employment;

(c)	Your failure to hold in confidence all Trade Secrets of the Company that came into your knowledge during your employment by the Company, or disclosing, publishing, or making use of at any time such Trade Secrets, where the term “Trade Secret” means any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy;

(d)	Your failure to hold in confidence all Confidential Information of the Company that came into your knowledge during your employment by the Company, or disclosing, publishing, or making use of such Confidential Information, where the term “Confidential Information” means any data or information, other than Trade Secrets, that is valuable to the Company and not generally known to the public or to competitors of the Company;

(e)	Your failure, in the event of your termination of employment for any reason, promptly to deliver to the Company all memoranda, notes, records, manuals, or other documents, including all electronic or other copies of such materials and all documentation prepared or produced in connection therewith, containing Trade Secrets or Confidential Information regarding the Company’s business, whether made or compiled by you or furnished to you by virtue of your employment with the Company; or your failure promptly to deliver to the Company all vehicles, computers, credit cards, telephones, handheld electronic devices, office equipment, and other property furnished to you by virtue of your employment with the Company;

(f)	Your rendering of services for any organization as an employee, officer, director, consultant, advisor, agent, broker, independent contractor, principal, or partner, or engaging directly or indirectly in any business which, in the sole judgment of the Company, is or becomes competitive with the Company during the one (1) year period following the termination of your employment; or directly or indirectly soliciting any customer, supplier, contractor, employee, agent, or consultant of the Company with whom you had contact during the last two years of your employment with the Company or became aware of through your employment with the Company, to cease doing business with, or to terminate their employment or business relationship with, the Company; or

(g)	Your violation of any written policies of the Company applicable to you, including, without limitation, the Company’s insider trading policy.
The provisions of this Section 17 are in addition to, and shall not supersede, the terms of your Employee Patent and Confidential Information Agreement entered at the time you were employed by the Company.

You expressly acknowledge and affirm that the foregoing provisions of this Section 17 are material and important terms of this Agreement and that your agreement to be bound by the terms of this Section 17 is a condition precedent to your FY2010 Awards.
18.	All determinations regarding the interpretation, construction, enforcement, waiver, or modification of this Agreement and/or the Plan shall be made in the Company’s sole discretion or, in the case of Executive Officer Awards, by the Committee in its sole discretion and shall be final and binding on you and the Company. Determinations made under this Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

19.	If any of the terms of this Agreement in the opinion of the Company conflict or are inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Company reserves the right to modify this Agreement to be consistent with applicable laws or regulations.

20.	You understand and acknowledge that the Company holds certain personal information about you, including but not limited to your name, home address, telephone number, date of birth, social security number, salary, nationality, job title, and details of all Shares awarded, cancelled, vested, unvested, or outstanding (the “personal data”). Certain personal data may also constitute “sensitive personal data” within the meaning of applicable local law. Such data include but are not limited to the information provided above and any changes thereto and other appropriate personal and financial data about you. You hereby provide explicit consent to the Company and any Subsidiary to process any such personal data and sensitive personal data. You also hereby provide explicit consent to the Company and any Subsidiary to transfer any such personal data and sensitive personal data outside the country in which you are employed, and to the United States. The legal persons for whom such personal data are intended are the Company and any third party providing services to the Company in connection with the administration of the Plan.

21.	By accepting this award, you acknowledge having received and read the Plan Prospectus, and you consent to receiving information and materials in connection with this Award or any subsequent awards under the Company’s long-term performance plans, including without limitation any prospectuses and plan documents, by any means of electronic delivery available now and/or in the future (including without limitation by e-mail, by Website access, and/or by facsimile), such consent to remain in effect unless and until revoked in writing by you. This Agreement and the Plan, which is incorporated herein by reference, constitute the entire agreement between you and the Company regarding the terms and conditions of this Award.

22.	You submit to the exclusive jurisdiction and venue of the federal or state courts of the Commonwealth of Pennsylvania to resolve all issues that may arise out of or relate to and all determinations made under this Agreement. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflicts or choice of law rules or principles.

23.	If any court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement shall continue in full force and effect.

24.	Neither your FY2010 Awards, this Award Agreement, nor the Plan constitute a contract of employment; nor do they guarantee your continued employment for any period required for all or any of your Options to vest or become exercisable.

ATTACHMENT
2010 Performance Share Earnout Schedule
(PERFORMANCE SHARES AWARDED) x (PAYOUT FACTOR) = (PERFORMANCE SHARES EARNED)
The Payout Factor is determined as follows:

33% EPS Growth Factor	+	67% ROCE Spread Factor	=	Payout Factor*

*	The Payout Factor will be increased by 15 percentage points to determine the maximum payout. The Committee, in its discretion may decrease the actual Payout Factor by up to 30 percentage points from the maximum payout (15 percentage points from the calculated Payout Factor).
The EPS Growth and ROCE Spread Factors are determined from the following schedules:

EPS
EPS Growth(1)	Growth Factor
-10%	0%
0%	35%
4%	50%
7%	80%
9%	100%
10%	120%
11%	130%
13%	160%
15%	180%
16%	200%

ROCE Spread
(ROCE over	ROCE
Cost of Capital) (2)	Spread Factor
<0%	0%
0%	50%
+3%	100%
+5%	200%

(1)	EPS growth is the average of annual growth in earnings per share over the prior year for each of fiscal years 2010, 2011, and 2012.

(2)	ROCE spread is the average of the difference between the Company’s Return on Capital Employed and cost of capital for each of fiscal years 2010, 2011, and 2012.